SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange act 1934

July 16, 2013

(Date of report/date of earliest event reported)

CONSUMERS BANCORP, INC.

(Exact name of registrant as specified in its charter)

OHIO	033-79130	34-1771400
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

(Address of principal executive offices)

(330) 868-7701

(Issuer’s telephone number)

N/A

(Former name of former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2013, the Board of Directors of Consumers Bancorp, Inc. (the “Company”) approved the appointment of Frank L. Paden as a Class I director, effective July 15, 2013. Mr. Paden was also appointed a director of the Company’s wholly owned subsidiary, Consumers National Bank (the “Bank”), effective July 15, 2013.

Mr. Paden was appointed to serve on the Audit, Risk and Compensation Committees. He will be entitled to the customary compensation arrangements for the Bank’s non-employee directors, consisting of an annual base retainer of $3,000, $900 for each Board meeting attended, $100 for each Compensation Committee meeting attended and $200 for each Risk and Audit Committee meeting attended. In addition, Mr. Paden will be eligible to receive a portion of the incentive pool that will be established by the Compensation Committee for payment to all non-employee directors based on certain Company performance targets.

There are no arrangements or understandings between Mr. Paden and any other person pursuant to which Mr. Paden was appointed to serve on Consumers Bancorp, Inc. or Consumers National Bank Boards. Mr. Paden has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

c. Exhibit 99.1 Press Release dated July 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consumers Bancorp, Inc.

Date: July 16, 2013	/s/ Ralph J. Lober, II
Ralph J. Lober, II President and Chief
Executive Officer